Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 of Alpha Natural Resources, Inc. (formerly known as Foundation Coal Holdings, Inc.) of our reports dated March 2, 2009, with respect to the consolidated financial statements and schedule of Foundation Coal Holdings, Inc. and the effectiveness of internal control over financial reporting of Foundation Coal Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
July 31, 2009